Exhibit 99.1

Alliqua BioMedical, Inc. Announces Preliminary Third Quarter of Fiscal Year 2016 Revenue; Earnings Conference Call Scheduled for November 4th

YARDLEY, Pa., October 5, 2016 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) (“Alliqua” or “the Company”), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced preliminary third quarter of fiscal year 2016 revenue results and timing and details of the third quarter financial results conference call.

Third Quarter Preliminary Revenue Estimate:

While the Company has not finalized its full financial results for the nine month period ended September 30, 2016, it expects third quarter total revenue from continuing operations of approximately $4.85 million compared to $4.19 million last year, representing growth of approximately 16% year-over-year. The Company further estimates that sales of products were $4.35 million and that contract manufacturing sales were approximately $500,000 for the third quarter of 2016. Product revenue for the third quarter of 2016 represents growth of approximately 19% on both a year-over-year and on a quarter-over-quarter basis.

“We are extremely pleased with our third quarter revenue results, led by continued commercial progress within our biologics franchise and a record quarter for MIST Therapy,” said David Johnson, Chief Executive Officer of Alliqua BioMedical. “We look forward to sharing our full financial and operating results during our investor call on November 4th.”

The financial information presented above is a preliminary estimate only, has not been reviewed by the Company’s independent registered accounting firm and is subject to change upon completion of the review of the Company’s financial statements as of and for the quarter ended September 30, 2016. Additional information and disclosures would be required for a more complete understanding of the Company’s financial position and results of operations as of September 30, 2016.

Third Quarter Fiscal 2016 Financial Results Conference Call:

Chief Executive Officer, David Johnson, and Chief Financial Officer, Brian Posner, will host a teleconference at 8:00 a.m. Eastern Time on November 4th to discuss the results of the quarter and to host a question and answer session. Those interested in participating on the call may dial 877-591-4953 (719-325-4796 for international callers) and provide access code 2986730 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company’s website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 2986730. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl®. The Company also markets its Mist Therapy System®, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses;  price increases for supplies and components; and the inability to carry out research, development and commercialization plans.  In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT:	Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com